September 16, 2005

Candela Corporation

530 Boston Post Road

Wayland, MA  01778

Attention:	F.Paul Broyer
Chief Financial Officer

Dear Mr. Broyer:

RE: Candela Corporation (the “Company”)

We have been furnished with a copy of Form 12b-25 which the Company intends to file with the Securities and Exchange Commission on September 16, 2005. We agree with the statements made in response to Part III of Form 12b-25 as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP